Exhibit 3.1.1

AMENDMENT NO.1

TO THE AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF TC PIPELINES, LP

DATED EFFECTIVE NOVEMBER 14, 2007

WHEREAS TC PipeLines, LP (the “Partnership”) is a limited partnership initially consisting of TC PipeLines GP, Inc., a Delaware corporation, as General Partner (the “General Partner”) and TransCan Northern Ltd., a Delaware Corporation, as the Organizational Limited Partner, both of whom entered into the Amended and Restated Agreement of Limited Partnership of TC Pipelines, LP dated May 28, 1999 (“Partnership Agreement”);

WHEREAS, subsequent to the execution of the Partnership Agreement, the Partnership offered common units in the Partnership to the public and now has approximately 34,856,086 common units issued and outstanding;

WHEREAS, the Partnership Agreement provides that the General Partner may adopt a form of certificate other than the form of Certificate currently specified in the Partnership Agreement, as it may wish to adopt in its discretion;

WHEREAS, the NASDAQ Stock Market adopted new rules that require listed companies or securities to be eligible for The Depository Trust Company’s direct Registration System (“DRS”) by January 1, 2008;

WHEREAS, DRS provides for electronic direct registration of eligible securities in an investor’s name on the books of the transfer agent or issuer and allows partnership securities to be transferred between a transfer agent and broker;

WHEREAS, to comply with the rules of the NASDAQ Stock Market, the Partnership wishes to authorize a system of issuance, recordation and transfer of the Partnership’s securities by electronic or other means not involving any issuance of certificates;

WHEREAS, Section 13.1(d)(ii)(B) of the Partnership Agreement provides that the General Partner, without the approval of any other partner, may amend any provision of the Partnership Agreement to make a change that, in the discretion of the General Partner, is necessary or advisable to comply with any rule, regulation, guideline or requirement of any National Securities Exchange; and

WHEREAS, the General Partner desires to make clear that such “other form of certificate” may include uncertificated securities, by amending the definition of “Certificate” in the Partnership Agreement.

NOW THEREFORE, the General Partner, on behalf of the Partnership, hereby amends the Partnership Agreement as follows:

1.       Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Partnership Agreement.

2.       Amendment of Partnership Agreement. The Partnership Agreement shall be amended as follows:

(a)     Section 1.1 is amended by deleting the definition of “Certificate” it in its entirety and inserting in its place the following:

““Certificate” means a certificate or an uncertificated electronic registration system (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depository, (iii) in such other form as may be adopted by the General Partner in its discretion, evidencing ownership of one or more Common Units, or in such form as may be adopted by the General Partner in its discretion, evidencing ownership of one or more other Partnership Securities.”

(b)   Section 4.1 is amended by adding the following to the end of the current paragraph:

“Notwithstanding anything in this Section 4.1 or any other provision of this Agreement, at the General Partner’s discretion, the Partnership’s securities may be issued, recorded and transferred by electronic or other means not involving the issuance of physical Certificates. The provisions of this Agreement shall be interpreted as reasonably required to implement such a system. For example, no signature shall be required with respect to an uncertificated electronic registration system.”

3.       Except as amended hereby, the terms and provisions of the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment effective as of the 14th day of November, 2007.

TC PIPELINES GP, INC.,
as General Partner of TC PipeLines, LP

By:	/s/ Donald J. DeGrandis
Name:	Donald J. DeGrandis
Title:	Secretary

By:	/s/ Mark A.P. Zimmerman
Name:	Mark A.P. Zimmerman
Title:	President